Exhibit 99.1

November 19, 2015	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Third Quarter 2015 Results

Third Quarter Highlights

•	Diluted loss per share of $0.01 compared to $0.03 loss in 2014

•	Adjusted operating income of $2.0 million compared to $1.8 million in 2014

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the third quarter ended October 31, 2015.

Overview of Results

Net loss for the third quarter was $0.2 million or $0.01 per diluted share compared to net loss of $1.2 million or $0.03 per diluted share in 2014. Third quarter adjusted operating income was $2.0 million compared to $1.8 million in 2014. Adjusted net income was $0.6 million or $0.01 per diluted share in 2015 compared to adjusted net income of $0.9 million or $0.02 per diluted share in 2014 (see Note 1). Third quarter 2015 includes $0.8 million, or $0.01 per diluted share, higher interest expense.

For the first nine months of 2015, net income was $17.5 million or $0.37 per diluted share compared to $14.6 million or $0.32 per diluted share in the same period in 2014. Adjusted operating income was $33.7 million for the first nine months of 2015 compared to $30.2 million in 2014. Adjusted net income was $19.2 million or $0.41 per diluted share for 2015 compared to adjusted net income of $18.3 million or $0.40 per diluted share for 2014 (see Note 1). The first nine months of 2015 includes $2.2 million, or $0.03 per diluted share, higher interest expense.

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the first nine months of 2015 increased $2.7 million to $58.4 million (see Note 2).

Comments on Results

“Our third quarter sales were severely impacted by unseasonably warm weather. We are working to address our sales and promotional strategies for the fourth quarter to get back to more acceptable top-line results,” said Jay Stein, Chief Executive Officer. “Our sales-focused initiatives have produced strong results for more than three years and it is important that we continue to make the right long-term investments. As an example, our new store growth is already giving us excellent returns with our fall store openings delivering outstanding results.”

Sales

Total sales for the third quarter of 2015 decreased 1.0 percent to $300.7, while comparable store sales decreased 2.3 percent. For the first nine months of 2015, total sales increased 3.8 percent to $965.8 million, while comparable store sales increased 1.9 percent. Our ecommerce business contribution to comparable store sales growth was 60 basis points in the third quarter and 70 basis points in the nine-month period.

Gross Profit

Gross profit for the third quarter of 2015 was $82.2 million or 27.3 percent of sales compared to $84.6 million or 27.8 percent of sales in 2014. The decrease in the third quarter gross profit rate was primarily due to the deleveraging of higher occupancy costs (including new stores) on lower sales, somewhat offset by lower buying and distribution expenses allocated to cost of sales. Merchandise margins were consistent with the prior year.

Gross profit for the first nine months of 2015 was $279.5 million or 28.9 percent of sales compared to $273.1 million or 29.3 percent of sales in 2014. The decrease in the gross profit rate for the first nine months was primarily due to the deleveraging of higher occupancy costs (including new stores) with merchandise margins consistent with the prior year.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses for the third quarter of 2015 were $81.5 million compared to $86.3 million in 2014. Costs related to our SEC investigation which was settled in September were $30,000 in the third quarter of 2015, net of expected insurance recoveries, compared to $1.6 million in 2014 (see Note 1). The remaining $3.2 million decrease in SG&A expenses was the result of lower earnings-based incentive compensation, store closing costs and store operating expenses.

For the first nine months, SG&A expenses were $248.6 million compared to $249.0 million in 2014. SEC investigation costs, net of expected insurance recoveries, were $0.2 million in the first nine months of 2015 compared to $2.9 million in 2014 (see Note 1). The remaining $2.3 million increase in SG&A expenses was primarily the result of higher ecommerce costs and store operating expenses to support new stores, somewhat offset by lower healthcare and store closing costs.

Interest Expense and Debt

Interest expense for the third quarter of 2015 was $0.9 million compared to $0.1 million in 2014, decreasing earnings $0.01 per diluted share. For the first nine months, interest expense was $2.4 million compared to $0.2 million in 2014, decreasing earnings $0.03 per diluted share. Interest expense is higher this year due to borrowings on our credit facilities which were used to partially fund a $226 million special dividend paid in February 2015.

Borrowings under our credit facilities were $192 million at the end of the third quarter. Unused availability was $75 million at the end of the quarter.

Inventories

Inventories were $372.9 million at the end of the third quarter of 2015 compared to $343.7 million at the end of the third quarter last year. Average inventories for our comparable stores, not including ecommerce, were 5 percent higher than last year.

Store Activity

We had 274 stores at the end of the third quarter compared to 268 last year. We opened six new stores through this year’s third quarter and four more last week. Our 2015 store plan is now complete. We closed two stores earlier in the year and as of today have 278 stores.

While our 2016 store plan is not finalized, we currently plan to open at least 12 new stores next year with five new stores opening in the spring and the remainder in the fall.

Updated 2015 Outlook

Based on our results through the third quarter, we have updated our full year 2015 outlook as follows:

•	New stores should increase sales 3 to 4 percent above our comparable store sales increases for the fourth quarter.

•	We now expect our full year gross profit rate to be lower than the 29.3 percent reported in 2014 which reflects higher pre-opening occupancy costs for new stores opening in the first quarter of 2016 and a more promotional fall selling season due to the slow start.

•	SG&A expenses should be $6 to $8 million higher than the $338 million reported in 2014 (not including the $4 million of SEC investigation costs) which is $6 million lower than our second quarter projection.

•	The effective tax rate is expected to be about the same as our current rate of 38.7 percent.

•	Capital expenditures are now estimated to be approximately $47 million, or $34 million net of tenant improvement allowances.

Discontinuing Monthly Sales Reporting in 2016

Beginning in 2016, consistent with most other retailers, we will no longer report monthly sales. We will continue our monthly reporting through the end of this year and move to a quarterly reporting schedule thereafter.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended October 31, 2015 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s third quarter 2015 results will be held at 10 a.m. EDT on November 19, 2015. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through December 31, 2015.

Investor Presentation

Stein Mart’s third quarter 2015 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. With 278 locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in consumer preferences and fashion trends, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, outcome of SEC investigation, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	October 31, 2015	January 31, 2015	November 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$14,126	$65,314	$64,882
Inventories	372,912	285,623	343,721
Prepaid expenses and other current assets	34,681	22,733	29,840

Total current assets	421,719	373,670	438,443
Property and equipment, net	162,907	148,782	150,646
Other assets	30,323	30,639	31,005

Total assets	$614,949	$553,091	$620,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$202,176	$129,924	$214,635
Current portion of debt	10,000	—	—
Accrued expenses and other current liabilities	68,162	69,213	63,332

Total current liabilities	280,338	199,137	277,967
Long-term debt	181,833	—	—
Deferred rent	41,163	31,284	32,063
Other liabilities	39,355	37,732	36,211

Total liabilities	542,689	268,153	346,241

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 45,675,579, 44,918,649 and 44,945,280 shares issued and outstanding, respectively	457	449	449
Additional paid-in capital	41,826	34,875	32,532
Retained earnings	30,397	250,046	241,125
Accumulated other comprehensive loss	(420)	(432)	(253)

Total shareholders’ equity	72,260	284,938	273,853

Total liabilities and shareholders’ equity	$614,949	$553,091	$620,094

Stein Mart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended October 31, 2015	13 Weeks Ended November 1, 2014	39 Weeks Ended October 31, 2015	39 Weeks Ended November 1, 2014

Net sales	$300,665	$303,667	$965,769	$930,678
Cost of merchandise sold	218,497	219,106	686,286	657,547

Gross profit	82,168	84,561	279,483	273,131
Selling, general and administrative expenses	81,464	86,277	248,631	248,957

Operating income (loss)	704	(1,716)	30,852	24,174
Interest expense, net	891	66	2,384	200

(Loss) income before income taxes	(187)	(1,782)	28,468	23,974
Income tax expense (benefit)	10	(571)	11,007	9,373

Net (loss) income	$(197)	$(1,211)	$17,461	$14,601

Net (loss) income per share:
Basic	$(0.01)	$(0.03)	$0.39	$0.33

Diluted	$(0.01)	$(0.03)	$0.37	$0.32

Weighted-average shares outstanding:
Basic	44,791	43,857	44,704	43,833

Diluted	44,791	43,857	45,916	44,664

Stein Mart, Inc.

Condensed Consolidated Statements of Comprehensive (Loss) Income

(Unaudited)

(In thousands)

	13 Weeks Ended October 31, 2015	13 Weeks Ended November 1, 2014	39 Weeks Ended October 31, 2015	39 Weeks Ended November 1, 2014

Net (loss) income	$(197)	$(1,211)	$17,461	$14,601
Other comprehensive income, net of tax:
Amounts reclassified from accumulated other comprehensive income	4	3	12	8

Comprehensive (loss) income	$(193)	$(1,208)	$17,473	$14,609

NOTES TO PRESS RELEASE

Note 1 - Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude those items detailed below, may provide a more meaningful measure to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results.

Reconciliation of Operating Income, Net Income and Diluted EPS from GAAP Basis to Adjusted Non-GAAP Basis

Unaudited (in thousands, except for share data)

	13 Weeks Ended October 31, 2015				13 Weeks Ended November 1, 2014
	Operating Income (Loss)	Tax Provision (Benefit)	Net Income (Loss)	Diluted EPS	Operating Income (Loss)	Tax Provision	Net Income (Loss)	Diluted EPS

GAAP Basis	$704	$10	$(197)	$(0.01)	$(1,716)	$(571)	$(1,211)	$(0.03)
Adjustments:
Ecommerce losses	1,280	486	794	0.02	678	258	420	0.01
SEC investigation costs (1)	30	11	19	—	1,630	619	1,011	0.02
Store closing & impairment charges	(37)	(14)	(23)	—	1,172	445	727	0.02

Total adjustments	1,273	483	790	0.02	3,480	1,322	2,158	0.05

Adjusted Non-GAAP Basis	$1,977	$493	$593	$0.01	$1,764	$751	$947	$0.02

	39 Weeks Ended October 31, 2015				39 Weeks Ended November 1, 2014
	Operating Income	Tax Provision	Net Income	Diluted EPS	Operating Income	Tax Provision	Net Income	Diluted EPS
GAAP Basis	$30,852	$11,007	$17,461	$0.37	$24,174	$9,373	$14,601	$0.32
Adjustments:
Ecommerce losses	2,553	970	1,583	0.04	2,036	774	1,262	0.03
SEC investigation costs (1)	217	82	135	—	2,921	1,110	1,811	0.04
Store closing & impairment charges	28	11	17	—	1,038	394	644	0.01

Total adjustments	2,798	1,063	1,735	0.04	5,995	2,278	3,717	0.08

Adjusted Non-GAAP Basis	$33,650	$12,070	$19,196	$0.41	$30,169	$11,651	$18,318	$0.40

(1)	Professional fees and other expenses related to the SEC investigation into our 2012 financial restatement which was settled in September 2015.

Note 2 - EBITDA

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited (in thousands)

	39 Weeks Ended Oct. 31, 2015	39 Weeks Ended Nov. 1, 2014
Net income	$17,461	$14,601
Add back amounts for computation of EBITDA:
Interest expense, net	2,384	200
Income tax expense	11,007	9,373
Depreciation and amortization	22,050	21,709

EBITDA	52,902	45,883

Adjustments:
Ecommerce losses	2,553	2,036
SEC Investigation costs	217	2,921
Store closing & impairment charges	28	1,038
Pre-opening costs	2,651	3,755

Total adjustments	5,449	9,750

Adjusted EBITDA	$58,351	$55,633